UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Williams Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 31, 2016, The Williams Companies, Inc. (“Williams”) held a conference call open to the public regarding the Company’s financial results for the quarter ended September 30, 2016. A transcript of the conference call was posted to Williams’ website on the evening of October 31, 2016. An excerpt from the transcript of the conference call is set forth below.

Alan Armstrong (CEO of Williams): ... [R]eally excited about the strengthening of our board and what’s going on here in the third quarter as we’ve added five new members to The Williams’ board and we’re in the process of recruiting two additional members. The five new members are certainly energy industry experts and each brings significant experience and have unique perspectives they’re bringing to the table.

I can tell you firsthand that the new directors, Steve Bergstrom, Steve Chazen, Peter Ragauss, Scott Sheffield, and Bill Spence have hit the ground running and are very engaged in helping us maximize shareholder value. They’re working with the rest of the highly-qualified and independent board to keep the management team accountable and focused on our execution as that continues to deliver shareholder value.

... Williams’ stockholders can certainly be confident that this independent board is working diligently on its behalf and we, as a management team, are really excited about that.

Additional Information

On October 19, 2016, Williams filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2016 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2016 ANNUAL MEETING. Investors and security holders should read the proxy statement carefully before making any voting or investment decisions. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Williams through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Williams with the SEC will be available on Williams’ website at http://investor.williams.com/.